Exhibit 107
Calculation of Filing Fee Tables
Form 424B2
(Form Type)
BAIN CAPITAL SPECIALTY FINANCE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Debt	5.950 % Notes due 2030	457(r)	$350,000,000	98.865%	$346,027,500	0.00015310	$52,976.81
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)		$	$150,000,000			N-2	333-250965	February 11, 2021	$16,365
		Total Offering Amount				$346,027,500		$52,976.81
		Total Fees Previously Paid						$16,365
		Total Fee Offsets						—
		Net Fee Due						$30,011.81

(1)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on
Form N-2 (File
No. 333-265951)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related
offering.